Exhibit 10.7

Developer agreement, last updated October 5, 2005

For purposes of clarity, the terms "we", "us" and "our" are used in this agreement and refer to element 5, 9625 West 76th Street, Suite 150, Eden Prairie, MN 55344, USA. The terms "you" and "your" refer to the DEVELOPER of the software. The term "software product" refers to the product or products that you offer for sale or plan to offer for sale using our e-commerce service. The term "Customer" refers to the purchasing customer of DEVELOPER.

1. GENERAL DESCRIPTION OF SERVICE

(1) We provide an e-commerce service called "share-it!" on the World Wide Web. Our service is comprised of features including, but not limited to, submitting your software product into our virtual catalog, comprehensively marketing your software product in leading magazines, provisioning an order form for the secure ordering of your software product via our server, electronically delivering your software product to purchasing customers, collecting payment thereof, and marketing your software product through our affiliate network, which allows us to place your software product in our online partner shops. More detailed information about our services can be found on our Web site http://www.share-it.com.

(2) Our e-commerce service allows you to accept and fulfill online orders for your software product. The purchase agreement for your software product is entered into exclusively between you and the purchasing customer. We invoice your purchasing customers on your behalf.

2. AUTHORIZATION, INDEMNIFICATION

(1) You certify that you are the author and copyright holder of any and all software products that you sell or plan to sell through our e-commerce service, or that you have been authorized by the copyright holder to release it for distribution. You authorize us to accept and process orders for the software product via "share-it!", and in doing so, to collect the appropriate fees from your purchasing customers.

(2) You will indemnify us, our affiliates and assignees and hold us, our affiliates and assignees harmless from and with respect to any loss, damage, claim, cost (including reasonable attorneys' fees), or expense arising out of or in connection with (i) any claim or allegation by any third party of any infringement or misappropriation of any Intellectual Property Right, (ii) any claim or allegation by any third party (including any purchasing customer or end-user and any taxing authority responsible for collecting sales or use taxes or other government authority or agency) arising out of or relating to our performance of our obligations or exercise of our rights under this Agreement; provided that you shall have no obligation under this Section 2 in connection with any third party claim arising solely by reason of our gross negligence, willful misconduct, or repeated material breach of this Agreement after written notice thereof from you.

(3) We issue no guarantee to the customer in any way for the quality or functionality of your program; you will indemnify us, our affiliates and assignees and hold us, our affiliates and assignees harmless from and with respect to any loss, damage, claim, cost (including reasonable attorneys' fees), or expense arising out of or in connection with the quality or functionality of your program.

3. OUR OBLIGATIONS

(1) We will accept and process orders for your software product received through "share-it!". Upon receipt of payment from a purchasing customer or after credit card authorisation, we will either (i) notify you per e-mail that a purchasing customer has paid for the software product and that you can send the purchased product to the customer, or (ii) send to the purchasing customer the software product or a license key which will enable the purchasing customer to use the software product as a licensed copy, as supplied by you.

(2) We will include your software product in our online software catalog and present your software product on one page of our WWW site.

(3) If you provide us with a key generator for your software product or a full version of your software product for distribution to your purchasing customers, we will only distribute the license information or full version to purchasing customers who have ordered and paid for your software product through "share-it!" or who have given their credit card data or have send a check.

(4) If a payment from a purchasing customer is received incomplete ("partial payment"), e.g. because bank transfer fees have not been paid by the purchasing customer, you will have the option of whether to accept the payment for the order or not. If not, the purchasing customer must transfer the outstanding amount or we will return the payment to the purchasing customer.

4. FEES AND PAYMENT

(1) Detailed information about our services and their prices in conjunction with this Agreement and the respective order can be found on our Web site http://www.share-it.com . The fee percentages refer to the amount of transaction per order (including value added tax and shipping costs) processed by us. Our prices are quoted net and do not include Value Added Tax (VAT).

(2) We will provide you with a payment report once per month that includes a summary of payments received on all orders for the previous calendar month. We will transfer the payments (total received payments for orders for the previous calendar month minus fees as determined according to the current fee schedule) on the 15th of the following month (or the first business day thereafter) to you by your preferred method of payment.

(3) If the account holder of a credit card disputes a charge placed on their card for a purchase of your software product and we cannot substantiate said charge, a charge back will be processed and the account holder will be reimbursed for the full purchase price to the debit of your account. In order to protect the integrity of our services and merchant accounts, we reserve the right (i) to refund any order that is suspected to be fraudulent or (ii) for which a charge back is believed to be imminent.

(4) You are responsible for any possible tax obligations which might arise from the purchase, including VAT / Sales Tax, even when using our tools designed to assist in the calculation and collection of taxes.

(5) Upon termination of this agreement, we are authorized to withhold a reasonable portion of those licensing fees yet to be paid (Reserves) in order to cover still undetermined chargebacks and refunds. As a rule, chargebacks can occur up to six months after settlement of a transaction. The Reserve amount is therefore based on the individual average percentage value of chargebacks and refunds in relation to your total sales during a period of twelve (12) months during which products were sold in fact, whereby the last 6 months prior to receipt of the termination letter shall not be considered. The average value thus determined shall be multiplied by sales during the last six (6) months. The result shall form the amount of the Reserve, if a larger

Reserve does not appear to be justified (example: 2% [percentage value of chargebacks/refunds in 12 months] x USD 60,000 [sales during last 6 months] = USD 1,200). In the event the underlying contractual relationship is less than 12 months, we shall be authorized to withhold a lump sum of 15% of sales of the last month, unless withholding a larger Reserve amount appears justified. Subject to the following the Reserve shall generally be paid out 6 months after the termination date of the agreement, less any reverse entries made by that date. In addition, we may, in our sole discretion, withhold higher than normal Reserves, or extend the holding periods for any Reserves for up to twelve months, either temporarily or permanently, in order to reduce our reasonable apprehension of risk of loss under varying circumstances. Without limiting the generality of the above, factors which may enter into our decision include, but are not limited to (i) the average sale amount per customer transaction, (ii) the processing volume, (iii) issues or problems regarding the products being sold, (vi) or other factors that may create a risk to ShareIt!, customers, third parties, or financial institutions, including fraud, suspicious or irregular transactions, sale of illegal or potentially illegal products, sale of products that are an infringement of intellectual property rights of third parties, or excessive customer requests for refunds, excessive chargebacks or other similar customer disputes. We are in no way responsible for any losses you sustain, including claims for lost income or profits, on account of the imposition of Reserves for any reason. In the event that the Reserve does not cover all reverse entries, we are authorized to demand payment from you of any reverse entries not covered. Such payment shall then be due no later than 30 days after receipt of the payment demand.

5. DATA PROTECTION

(1) We agree to collect, process, use and maintain personal information ("personal information" is defined as any information that identifies or can be used to identify, contact, or locate the person to whom such information pertains) that is gathered in connection with this agreement solely for the purpose of fulfilling the terms of this agreement. Except for personal information that is required to be disclosed in the performance of this agreement or by government body or court of competent jurisdiction, we will not disclose, sell, lease, market, distribute or in any way convey any personal data of your customers to third parties either during the term of this Agreement or thereafter.

(2) We are permitted to use your personal information to provide you with support and inform you of new share-it! product updates/upgrades or new releases that are part of our service.

(3) We have implemented technology and security policies, rules and measures to protect the personal data that we have in our possession from unauthorized access, improper use, alteration, unlawful or accidental destruction, and accidental loss. For detailed information, please see our Privacy Policy at http://www.element5.com/privacy.html.

(4) You shall receive all the personal information provided by the purchasing customer in the order with the exception of any credit card information provided.

6. YOUR OBLIGATIONS

(1) Order notifications received from us must be processed, and the license information or full version of the software product delivered to the purchasing customer in a timely manner (generally accepted as within 2 business days after we send the notification to you) if you have chosen to deliver the product yourself (See 3 (1)(i)).

(2) If we are to deliver license keys and/or a full version to your purchasing customer, you must provide us with a way of delivering this information to your purchasing customers. If we are to deliver license keys or a full version to your purchasing customers, you must provide us with the license keys or full version to send to your purchasing customers.

(3) For the use of our services you have to pay the determined fee.

7. TERMINATION OF THIS AGREEMENT

This agreement may be terminated at any time by either party without stated reason. However, all orders received up to the date of termination shall be completed.

8. LIABILITY

(1) The use of the service "share-it" occurs exclusively at your risk.

(2) We make no guarantees that the service is available without interruption or errors. We also point out that we make no guarantees about results that may possibly be achieved through the use of our service.

(3) Neither we nor any other person or company that participates in the development or provision of the service is liable for damages of any kind. Exempt from this release are intension and gross negligence. Liability for lost profits is excluded.

(4) We point out that with respect to the purchaser of your program, we issue no guarantee in any way for the quality or functionality of your program.

9. FINAL PROVISIONS, APPLICABLE LAW, JURISDICTION

(1) The parties with the signing of this contract hereby mutually revoke all previous agreements which affect the contents of this contract.

(2) If individual provisions of this contract should be ineffective, impracticable or incomplete, this shall not effect the effectiveness of the remaining provisions. The parties to this contract shall negotiate effective, practical or complete provisions in place of any ineffective, impracticable or incomplete provision and agree provisions which most closely meet the economic intension of any ineffective, impracticable or incomplete provision.

(3) This Agreement shall be deemed executed within, and interpreted in accordance with, the laws of the of the Commonwealth of Pennsylvania. Venue for all disputes arising out of the implementation of this Agreement shall be brought in a state or federal court of competent jurisdiction located in the Westmoreland County, Commonwealth of Pennsylvania.

By accepting this agreement, you attest that you have read, understood, and agree to all provisions of this agreement.